Exhibit 99.1

ORION MARINE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

WITH REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

December 31, 2008

-F1-

ORION MARINE GROUP, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

Report of Independent Registered Public Accounting Firm	F3
Consolidated Balance Sheets at December 31, 2008 and 2007	F4
Consolidated Statements of Income for the Years Ended December 31, 2008, 2007 and 2006	F5
Consolidated Statement of Stockholders’ Equity for the Year Ended December 31, 2008	F6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	F7
Notes to Consolidated Financial Statements	F8

-F2-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Orion Marine Group, Inc.

We have audited the accompanying consolidated balance sheets of Orion Marine Group, Inc. and subsidiaries at December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orion Marine Group, Inc. and subsidiaries at December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Orion Marine Group, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2009, not separately included herein, expressed an unqualified opinion.

/s/ Grant Thornton LLP
Houston, Texas
March 16, 2009  (except for Note 19, as to which the date is August 4, 2009).

-F3-

ORION MARINE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007
(In thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$25,712	$12,584
Accounts receivable:
Trade, net of allowance of $800 and $500, respectively	37,806	30,832
Retainage	5,719	7,620
Other	691	899
Income taxes receivable	4,017	--
Inventory	738	646
Deferred tax asset	1,319	551
Costs and estimated earnings in excess of billings on uncompleted contracts	7,228	7,676
Prepaid expenses and other	3,207	739
Total current assets	86,437	61,547
Property and equipment, net	84,154	68,746
Goodwill	12,096	2,481
Intangible assets, net of accumulated amortization	3,556	653
Other assets	79	107
Total assets	$186,322	$133,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,909	$--
Accounts payable:
Trade	13,276	11,139
Retainage	389	678
Accrued liabilities	8,176	7,910
Taxes payable	--	1,960
Billings in excess of costs and estimated earnings on uncompleted contracts	11,666	7,408
Total current liabilities	39,416	29,095
Long-term debt, less current portion	28,216	--
Other long-term liabilities	422	--
Deferred income taxes	12,286	13,928
Deferred revenue	371	427
Total liabilities	80,711	43,450
Commitments and contingencies
Stockholders’ equity:
Common stock -- $0.01 par value, 50,000,000 authorized, 21,577,366
and 21,565,324 issued; 21,565,720 and 21,565,324 outstanding	216	216
Treasury stock, 11,646 and 0 shares, at cost	--	--
Additional paid-in capital	55,388	54,336
Retained earnings	50,007	35,532
Total stockholders’ equity	105,611	90,084
Total liabilities and stockholders’ equity	$186,322	$133,534
The accompanying notes are an integral part of these consolidated financial statements

-F4-

ORION MARINE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Year ended December 31,
	2008	2007	2006
Contract revenues	$261,802	$210,360	$183,278
Costs of contract revenues	211,351	159,927	144,741
Gross profit	50,451	50,433	38,537
Selling, general and administrative expenses	27,978	22,946	17,425
	22,473	27,487	21,112
Interest (income) expense
Interest (income)	(530)	(1,000)	(86)
Interest expense	1,246	910	1,755
Interest (income) expense, net	716	(90)	1,669
Income before income taxes	21,757	27,577	19,443
Income tax expense	7,282	10,178	7,040
Net income	$14,475	$17,399	$12,403

Net income	$14,475	$17,399	$12,403
Preferred dividends	--	782	2,100
Earnings available to common stockholders	$14,475	$16,617	$10,303

Basic earnings per share	$0.67	$0.86	$0.65
Diluted earnings per share	$0.66	$0.83	$0.63
Shares used to compute earnings per share
Basic	21,482,900	19,400,942	15,872,360
Diluted	21,979,317	19,976,317	16,407,250

The accompanying notes are an integral part of these consolidated financial statements

-F5-

ORION MARINE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except share information)

							Additional
	Preferred stock Shares Amount		Common stock Shares Amount		Treasury stock Shares Amount		Paid-in capital	Retained earnings	Total

Balance, January 1, 2006	35,000	--	16,730,942	167	--	--	$34,833	5,730	$40,730
Purchase of treasury stock					(100,897)	(24)			(24)
Stock-based compensation							130		130
Net income	--	--	--	--	--	--	--	12,403	12,403
Balance, December 31, 2006	35,000	--	16,730,942	167	(100,897)	(24)	34,963	18,133	53,239
Forfeit unvested restricted stock					(8,969)	--			--
Stock-based compensation							501		501
Liquidation of preferred stock	(35,000)	--					(40,431)		(40,431)
Exercise of stock options			22,422	--			48		48
Proceeds from sale of common stock, net of expenses			20,839,350	210	109,866	24	260,292		260,526
Redemption and cancellation of common shares			(16,053,816)	(161)			(201,394)		(201,555)
Issuance of restricted stock			26,426	--			357		357
Net income	--	-	--	--	--	--	--	17,399	17,399
Balance, December 31, 2007	--	$-	21,565,324	$216	--	$--	$54,336	$35,532	$90,084
Forfeit unvested restricted stock				--	(11,646)	--			--
Stock-based compensation							1,103		1,103
Expenses related to the sale of common stock							(51)		(51)
Issuance of restricted stock			12,042	--			--		--
Net income	--	-	--	--	--	--	--	14,475	14,475
Balance, December 31, 2008	--	$-	21,577,366	$216	(11,646)	$--	$55,388	$50,007	$105,611

The accompanying notes are an integral part of this consolidated financial statement

-F6-

ORION MARINE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share information)

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$14,475	$17,399	$12,403
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	18,599	12,384	11,634
Deferred financing cost amortization	249	208	171
Non-cash interest expense	22	86	87
Bad debt expense	300	--	500
Deferred income taxes	(2,410)	(1,998)	(1,333)
Stock-based compensation	1,103	858	130
Gain on sale of property and equipment	(1,075)	(333)	(69)
Change in operating assets and liabilities:
Accounts receivable	(4,550)	(11,292)	1,339
Income tax receivable	(4,017)	--	914
Inventory	(92)	(120)	32
Prepaid expenses and other	(2,380)	(183)	(24)
Costs and estimated earnings in excess of billings
on uncompleted contracts	1,678	(5,540)	2,261
Accounts payable	1,848	4,559	(5,248)
Accrued liabilities	661	(3,086)	5,077
Income tax payable	(1,960)	1,994	330
Billings in excess of costs and estimated earnings
on uncompleted contracts	4,076	(4,790)	4,325
Deferred revenue	(56)	(54)	(54)
Net cash provided by operating activities	26,471	10,092	32,475
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,861	1,970	438
Purchase of property and equipment	(14,485)	(11,433)	(11,931)
Acquisition of business (net of cash acquired)	(36,713)	--	(494)
Net cash used in investing activities	(47,337)	(9,463)	(11,987)
Cash flows from financing activities:
Increase in loan costs	(80)	(194)	--
Borrowings on long-term debt	35,000	--	--
Payments on long-term debt	(875)	(25,000)	(9,548)
Purchase of treasury stock	--	--	(24)
Exercise of stock options	--	48	--
Payment of accumulated preferred dividends and liquidation of preferred stock	--	(40,431)	--
Proceeds from the sale of common stock, net of offering costs	(51)	260,526	--
Redemption of common stock	--	(201,555)	--
Net cash provided by (used in) financing activities	33,994	(6,606)	(9,572)
Net change in cash and cash equivalents	13,128	(5,977)	10,916
Cash and cash equivalents at beginning of period	12,584	18,561	7,645
Cash and cash equivalents at end of period	$25,712	$12,584	$18,561
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,234	$927	$2,848
Taxes, net of refunds	$14,476	$9,835	$7,127
The accompanying notes are an integral part of these consolidated financial statements

-F7-

ORION MARINE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(Tabular Amounts in 000’s, Except for Share and per Share Amounts)

1.            Description of Business and Basis of Presentation

Description of Business

Orion Marine Group, Inc. and its subsidiaries (hereafter collectively referred to as “Orion” or the “Company”) provide a broad range of marine construction services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin.  Our heavy civil marine projects include marine transportation facilities; bridges and causeways; marine pipelines; mechanical and hydraulic dredging and specialty projects.  We are headquartered in Houston, Texas.

Although we describe our business in this report in terms of the services we provide, our base of customers and the geographic areas in which we operate, we have concluded that our operations comprise one reportable segment pursuant to Statement of Financial Accounting Standards No. 131 – Disclosures about Segments of an Enterprise and Related Information.  In making this determination, we considered that each project has similar characteristics, includes similar services, has similar types of customers and is subject to the same regulatory environment.  We organize, evaluate and manage our financial information around each project when making operating decisions and assessing our overall performance.

Basis of Presentation

These consolidated financial statements include the accounts of the parent company, Orion Marine Group, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments considered necessary for a fair and comparable statement of the Company’s financial position, results of operations and cash flows for the periods presented have been included and are of a normal recurring nature.

In May, 2007, the Company completed the sale of 20,949,216 shares of its common stock (the “Transaction’).  See Note 3 to the Consolidated Financial Statements for further discussion of the Transaction.  In April, 2007, the Company authorized a 2.23 for one reverse split of its then Class B common shares, which became effective upon the closing of the Transaction, when all of its then Class A shares were redeemed and retired, with the result that the Company’s certificate of incorporation was modified to change Class A shares to preferred and Class B shares to common.  All references to the number of shares and per share amounts in the Consolidated Financial Statements have been adjusted retroactively for all periods presented to reflect the common share stock split.

Reclassifications

Certain items on the prior period balance sheet related to taxes payable have been reclassified to conform to current year presentation.  In addition, other income in the prior year income statement has been reclassified to conform to current year presentation in selling, general and administrative expenses.  These amounts were immaterial in nature and amounts.

-F8-

2.           Summary of Accounting Principles

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.   Management’s estimates, judgments and assumptions are continually evaluated based on available information and experience; however, actual amounts could differ from those estimates.

The Company’s significant accounting policies that rely on the application of estimates and assumptions include:

•	Revenue recognition from construction contracts;
•	Allowance for doubtful accounts;
•	Testing of goodwill and other long-lived assets for possible impairment;
•	Income taxes;
•	Self-insurance; and
•	Stock-based compensation

Revenue Recognition

The Company records revenue on construction contracts for financial statement purposes on the percentage-of-completion method, measured by the percentage of contract costs incurred to date to total estimated costs for each contract. This method is used because management considers contract costs incurred to be the best available measure of progress on these contracts. The Company follows the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction—Type and Certain Production—Type Contracts, for its accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Contract revenue reflects the original contract price adjusted for agreed upon change orders and unapproved claims. Contract costs include all direct costs, such as material and labor, and those indirect costs related to contract performance such as payroll taxes and insurance. General and administrative costs are charged to expense as incurred. Unapproved claims are recognized only when the collection is deemed probable and if the amount can be reasonably estimated for purposes of calculating total profit or loss on long-term contracts. Incentive fees, if available, are billed to the customer based on the terms and conditions of the contract.  The Company records revenue and the unbilled receivable for claims to the extent of costs incurred and to the extent we believe related collection is probable and includes no profit on claims recorded. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenue is recorded net of any sales taxes collected and paid on behalf of the customer, if applicable.

The current asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed to the customer, which management believes will be billed and collected within one year of the completion of the contract. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

The Company’s projects are typically short in duration, and usually span a period of three to nine months.  Historically, we have not combined or segmented contracts.

-F9-

Classification of Current Assets and Liabilities

The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  At times, cash held by financial institutions may exceed federally insured limits.

Foreign Currencies

Historically, the Company’s exposure to foreign currency fluctuations has not been material and has been limited to temporary field accounts, which did not exceed $100 in 2008 and $10,625 in 2007.

Risk Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk principally consist of cash and cash equivalents and accounts receivable.

The Company depends on its ability to continue to obtain federal, state and local governmental contracts, and indirectly, on the amount of funding available to these agencies for new and current governmental projects. Therefore, the Company’s operations can be influenced by the level and timing of government funding.  Statutory mechanics liens provide the Company high priority in the event of lien foreclosures following financial difficulties of private owners, thus minimizing credit risk with private customers.

The following table represents concentrations of receivables (trade and retainage) at December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
	A/R	%	A/R	%
Federal Government………………….	$1,593	4%	$4,522	12%
State Governments……………………	3,866	9%	1,936	5%
Local Municipalities………………….	7,750	18%	10,592	27%
Private Companies……………………	30,316	69%	21,402	56%
	$43,525	100%	$38,452	100%

At December 31, 2008 and 2007, no single customer accounted for more than 10% of total receivables.

Accounts Receivable

Accounts receivable are stated at the historical carrying value, less write-offs and allowances for doubtful accounts. The Company has significant investments in billed and unbilled receivables as of December 31, 2008 and 2007. Billed receivables represent amounts billed upon the completion of small contracts and progress billings on large contracts in accordance with contract terms and milestones. Unbilled receivables on fixed-price contracts, which are included in costs in excess of billings, arise as revenues are recognized under the percentage-of-completion method. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. Revenue associated with these billings is recorded net of any sales tax, if applicable. In establishing an allowance for doubtful accounts, the Company evaluates its contract receivables and costs in excess of billings and thoroughly reviews historical collection experience, the financial condition of its customers, billing disputes and other factors. The Company writes off uncollectible accounts receivable against the allowance for doubtful accounts if it is determined that the amounts will not be collected or if a settlement is reached for an amount that is less than the carrying value.

-F10-

At December 31, 2008 and 2007, the Company had an allowance for doubtful accounts of $800,000 and $500,000, respectively.  The increase in the allowance is related to receivables on two projects.

Balances billed to customers but not paid pursuant to retainage provisions in construction contracts generally become payable upon contract completion and acceptance by the owner.  Retention at December 31, 2008 totaled $5.7 million, of which $3.7 million is expected to be collected beyond 2009.  Retention at December 31, 2007 totaled $7.6 million.

The Company negotiates change orders and unapproved claims with its customers. In particular, unsuccessful negotiations of unapproved claims could result in the settlement or collection of a receivable at an amount that is less than its carrying value, which would result in the recording of a loss. Successful claims negotiations could result in the recovery of previously recorded losses. Significant losses on receivables would adversely affect the Company’s financial position, results of operations and overall liquidity.

Inventory

Inventory consists of parts and small equipment held for use in the ordinary course of business and is valued at the lower of cost or market using historical average cost. Where shipping and handling costs are incurred by us, these charges are included in inventory and charged to cost of contract revenue upon use.

Property and Equipment

Property and equipment are recorded at cost. Ordinary maintenance and repairs that do not improve or extend the useful life of the asset are expensed as incurred.  Major renewals and betterments of equipment are capitalized and depreciated generally over three to seven years until the next scheduled maintenance.

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Automobiles and trucks	3 to 5 years
Buildings and improvements	5 to 30 years
Construction equipment	3 to 15 years
Vessels and dredges	1 to 15 years
Office equipment	1 to 5 years

Dry-docking activities and costs are capitalized and amortized on the straight-line method over a period ranging from three to 15 years until the next scheduled dry-docking.  Dry-docking activities include, but are not limited to, the inspection, refurbishment and replacement of steel, engine components, tailshafts, mooring equipment and other parts of the vessel.  Amortization related to dry-docking activities is included as a component of depreciation.  These activities and the related amortization periods are periodically reviewed to determine if the estimates are accurate.  If warranted, a significant upgrade of equipment may result in a revision to the useful life of the asset, in which case, the change is accounted for prospectively.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets, property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value, less the costs to sell, and are no longer depreciated. No property and equipment were held for sale at December 31, 2008 and December 31, 2007.

-F11-

Goodwill and Other Intangible Assets

Goodwill
Goodwill represents the excess of costs over the fair value of the net tangible and intangible assets acquired.  Goodwill and the cost of intangible assets with indefinite lives are not amortized, but are instead tested annually for possible impairment (or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value).  The Company accounts for goodwill in accordance with SFAS 142, Goodwill and Other Intangible Assets.

Goodwill impairment is tested during the last quarter of each calendar year using a two step process.  The first step compares the carrying value of a reporting unit to its fair value.  If the fair value exceeds the carrying value, no further testing is required.   If the carrying value exceeds the fair value, additional steps must be taken to determine impairment.  The Company did not recognize any impairment charges for goodwill during 2008, 2007 or 2006.

Intangible assets
Intangible assets that have finite lives continue to be subject to amortization.  In addition, the Company must evaluate the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization.  If the estimate of an intangible asset’s remaining life is changed, the remaining carrying value of such asset is amortized prospectively over that revised remaining useful life.  As described more fully in Note 4, the Company acquired certain intangible assets as part of the acquisition of the assets of Subaqueous Services, Inc. in February 2008.  The table below presents the amortization of such finite-lived intangible assets since the time of acquisition.

2008
Intangible assets, January 1, 2008………	--
Additions………………………………….	6,900
Total intangible assets……………………	6,900

Accumulated amortization………………..	--
Current year amortization…………………	(3,806)
Total accumulated amortization…………..	(3,806)

Net intangible assets, end of year………...	$3,094

Debt Issuance Costs
Debt issuance costs paid in connection with new loan facilities are included in other assets and are amortized ratably over the scheduled maturity of the debt.   The table below presents loan cost amortization for each of the three years ended December 31, 2008, 2007 and 2006.

	Year ended December 31,
	2008	2007	2006
Loan costs…………………………………	1,222	1,028	1,028
Additions………………………………….	80	194	--
Total loan costs……………………………	1,302	1,222	1,028

Accumulated amortization………………..	(591)	(384)	(212)
Current year amortization…………………	(249)	(207)	(172)
Total accumulated amortization…………..	(840)	(591)	(384)

Net loan costs, end of year………………...	$462	$631	$644

-F12-

The Company’s finite-lived intangible assets are estimated to be amortized as follows:

Year Ended December 31,
2009	$3,308
2010	$243
2011	$5

Stock-Based Compensation

The Company accounts for equity awards issued to employees and others under the provisions of SFAS No. 123(R), Share-Based Payment.  Among its provisions, SFAS No. 123(R) requires the Company to recognize compensation expense for equity awards over the vesting period based on the fair value of these awards at the date of grant.  The computed fair value of these awards is recognized as a non-cash cost over the period the employee provides services, which is typically the vesting period of the award.   The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model.  The fair value of restricted stock grants is equivalent to the fair value of the stock issued on the date of grant.

Compensation expense is recognized only for share-based payments expected to vest. The Company estimates forfeitures at the date of grant based on historical experience and future expectations. See Note 10 to the consolidated financial statements for further discussion of the Company’s stock-based compensation plan.

Income Taxes

The Company records income taxes based upon SFAS No. 109, Accounting for Income Taxes, which requires the recognition of income tax expense for the amount of taxes payable or refundable for the current period and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. The Company must make significant assumptions, judgments and estimates to determine its current provision for income taxes, its deferred tax assets and liabilities, and any valuation allowance to be recorded against any deferred tax asset. The current provision for income tax is based upon the current tax laws and the Company’s interpretation of these laws, as well as the probable outcomes of any tax audits. The value of any net deferred tax asset depends upon estimates of the amount and category of future taxable income reduced by the amount of any tax benefits that the Company does not expect to realize. Actual operating results and the underlying amount and category of income in future years could render current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate, thus impacting the Company’s financial position and results of operations. The Company computes deferred income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48), which it adopted on January 1, 2007. The implementation of FIN 48 required the Company to make subjective assumptions and judgments regarding income tax exposure. Interpretations of and guidance surrounding income tax laws and regulations change over time, and these may change the Company’s subjective assumptions, which in turn, affect amounts recognized in the condensed consolidated balance sheets and statements of income. Accounting for uncertain tax positions is described more fully in Note 11.

-F13-

Fair Values of Financial Instruments

At December 31, 2008 and 2007, the carrying amounts of the Company’s cash and cash equivalents, receivables, and payables approximated their fair values due to the short maturity of such financial instruments. The carrying amount of the Company’s floating-rate debt approximated its fair value at December 31, 2008 as such instrument bore short-term, market-based interest rates.

Self-Insurance

The Company maintains insurance coverage for its business and operations.  Insurance related to property, equipment, automobile, general liability, and a portion of workers' compensation is provided through traditional policies, subject to a deductible.  A portion of the Company's workers’ compensation exposure is covered through a mutual association, which is subject to supplemental calls.

The Company maintains two levels of excess loss insurance coverage, $20 million in excess of primary coverage and $10 million in excess of the $20 million, which excess loss coverage responds to all of the Company’s insurance policies other than a portion of its Workers’ Compensation coverage and employee health care coverage.  The Company’s excess loss coverage responds to most of its policies when a primary limit of $1 million has been exhausted; provided that the primary limit for Maritime Employer’s Liability is $10 million and the Watercraft Pollution Policy primary limit is $5 million.

Separately, the Company’s employee health care is provided through a trust, administered by a third party.  The Company funds the trust based on current claims.  The administrator has purchased appropriate stop-loss coverage.  Losses on these policies up to the deductible amounts are accrued based upon known claims incurred and an estimate to claims incurred but not reported.  The accruals are derived from actuarial studies, known facts, historical trends and industry averages utilizing the assistance of an actuary to determine the best estimate of the ultimate expected loss.

We believe our self insurance accruals are adequate based on the facts and circumstances known to us as of the balance sheet dates.  However, self-insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury or illness, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program.  Therefore, if actual experience differs from the assumptions used in the actuarial valuation, adjustments to the reserve may be required and would be recorded in the period that the experience becomes known.

Recently Issued Accounting Pronouncements

SFAS 157. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  We adopted SFAS No. 157 on January 1, 2008 as it relates to our financial assets. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 “Effective Date of FASB Statement No. 157”, which deferred the effective date for us to January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis.  Adoption of SFAS No. 157 on January 1, 2009 did not have a material effect on our consolidated financial statements.

SFAS 141(R).  In December 2007, the FASB issued Statement No. 141(R), “Business Combinations”.  SFAS No. 141(R) improves consistency and comparability of information about the nature and effect of a business combination by establishing principles and requirements for how an acquirer is to (1) recognized and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (2) recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

-F14-

SFAS141(R) applies prospectively to all business combination transactions for which the acquisition date is on or after January 1, 2009.  The impact of our adoption of SFAS 141(R) will depend upon the nature and terms of business combinations, if any, that we consummate on or after January 1, 2009.

3.  Private Placement Offering

In May, 2007, the Company completed the sale of 20,949,216 shares of its common stock (the “Transaction”). Immediately prior to the sale of the common stock, the Company’s certificate of incorporation was amended whereby all Class A common stock was converted into preferred stock and the Class B common stock was converted into common stock and each 2.23 outstanding shares of common stock was combined into one outstanding share of common stock.  In accordance with SFAS 128 – Earnings Per Share, all per share information and share and per-share information related to our equity compensation plans has been adjusted retroactively for all periods presented herein to reflect the reverse stock split.

In connection with the Transaction, the Company entered into employment agreements and transaction bonus agreements with its executive officers and certain key employees. Under the agreements, the Company granted 26,426 shares of common stock, granted options to acquire 327,357 shares of common stock, and made cash payments totaling $2.2 million. In addition, the Company granted options to acquire 26,904 shares of common stock to its independent directors.
From the sale of its common stock in the Transaction, the Company received net proceeds of approximately $260.5 million and used approximately $242.0 million to purchase and retire all of the outstanding preferred stock and 16,053,816 shares of common stock from its former principal stockholders.

Pursuant to an agreement entered into at the end of March 2007, a related party who participated in the Transaction agreed to accelerate the vesting of his restricted stock and forfeit unvested stock options.  The agreement also provided that these shares would be redeemed in the Transaction but that the Company would hold the proceeds until the end of the term of his employment agreement (July 31, 2007), at which time he ceased to be a related party.  The proceeds were paid on July 31, 2007.

4.   Acquisition of the Assets of Subaqueous Services, Inc. and F. Miller & Sons, LLC

Subaqueous Services, Inc.
On February 29, 2008, Subaqueous Services, LLC (“SSLLC”), a newly-formed, wholly-owned subsidiary of the Company entered into an agreement to purchase and closed the purchase of substantially all of the assets (with the exception of working capital) and related business (principally consisting of project contracts) of Orlando, Florida-based Subaqueous Services, Inc., a Florida corporation (“SSI”) for $35 million in cash.

In addition, SSLLC (i) paid SSI approximately $1.7 million for net under-billings and retained funds held under certain project contracts and for transition support services to be provided by SSI through September, 2008; and (ii) entered a three-year Consulting Agreement with the sole shareholder of SSI, terminable on thirty (30) days prior written notice by the parties thereto, for $150,000 per year payable monthly.   On July 31, 2008, SSLLC and the Company provided the sole shareholder of SSI a notice of termination of the Consulting Agreement.

The Company funded the acquisition using its acquisition line of $25 million and a draw on its accordion facility of $10 million, and cash on hand for the other payments referenced above. SSLLC operates the acquired assets under the name “Subaqueous Services, LLC,” and SSLLC is based in Jacksonville, Florida. In that regard, SSLLC entered a lease agreement with Hill Street, LLC effective February 29, 2008, for premises and facilities constituting those formerly occupied and used by SSI for its Jacksonville operations.

SSI was a specialty dredging services provider that focused on shallow water dredging projects in Florida and along the Atlantic Seaboard utilizing both mechanical and hydraulic cutter suction pipeline dredging, with a wide variety of customers both in the public and private sectors.  The assets acquired consist primarily of marine construction equipment, including several dredges.

-F15-

The Company also purchased construction contracts in progress and the right to the name “Subaqueous Services” and derivatives thereof.  In addition, SSLLC hired certain senior managers of SSI and substantially all of SSI’s field personnel.

Prior to this acquisition, no relationship outside the ordinary course of business existed between SSI and the Company or SSI and SSLLC.

The Company accounted for the purchase of the assets of SSI as a business combination.  The following represents the Company’s allocation of the purchase price to the assets acquired:

Property and equipment…………………………….	$18,500
Intangible assets…………………………………….	6,900
Goodwill…………………………………………….	9,615
$35,015

 Pro-forma information presented below reflects the asset purchase as if it had occurred on January 1 of each reporting period:

	2008	2007
Revenue	$264,580	$259,412
Income before taxes	$21,043	$28,512
Net income	$14,034	$17,988
Earnings per share:
Basic	$0.65	$0.89
Diluted	$0.64	$0.86

F. Miller and Sons, LLC
On September 13, 2006, the Company acquired substantially all of the operations of F. Miller and Sons, LLC, including its cash and accounts receivable, the majority of its equipment fleet, its outstanding contracts and the right to the name F. Miller and Sons for a total purchase price of $4.1 million (including acquisition costs).

Pro forma revenues and net income are not presented as if the acquisition occurred as of January 1, 2006 as the effect on the Company’s results of operations for the year ended December 31, 2006 was not material.

5.  Contracts in Progress

Contracts in progress are as follows at December 31, 2008 and December 31, 2007:

	2008	2007
Costs incurred on uncompleted contracts…………………………….............	$196,363	$379,268
Estimated earnings……………………………………………………………	54,711	131,437
	251,074	510,705
Less: Billings to date………………………………………………………...	(255,512)	(510,437)
	$(4,438)	$268
Included in the accompanying consolidated balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts.	$7,228	$7,676
Billings in excess of costs and estimated earnings on uncompleted contracts.	(11,666)	(7,408)
	$(4,438)	$268

-F16-

Contract costs include all direct costs, such as material and labor, and those indirect costs related to contract performance such as payroll taxes and insurance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

6.  Property and Equipment

The following is a summary of property and equipment at December 31, 2008 and December 31, 2007:

	2008	2007
Automobiles and trucks…………………….	$1,472	$1,807
Building and improvements………………..	12,015	12,363
Construction equipment……………………	88,070	74,736
Dredges and dredging equipment………….	42,458	24,189
Office equipment…………………………...	1,123	891
	145,138	113,986
Less: accumulated depreciation…………...	(69,092)	(56,223)
Net book value of depreciable assets………	76,046	57,763
Construction in progress…………………...	2,886	5,761
Land………………………………………..	5,222	5,222
	$84,154	$68,746

For the years ended December 31, 2008, 2007 and 2006 depreciation expense was $14.7 million, $12.4 million and $11.6 million, respectively.  The assets of the Company are pledged as collateral for debt obligations of which $34.1 million was outstanding at December 31, 2008. There was no debt outstanding at December 31, 2007.  The loan agreements expire in September 2010.

In January 2008, management committed to a plan to sell a vessel which it had purchased in 2006 and was no longer considered integral to the Company’s fleet.  The Company sold the vessel in August 2008, for approximately $2.8 million.

7.  Goodwill

In October 2004, the Company’s predecessor was acquired in a purchase transaction whereby goodwill in the amount of $2.5 million was recorded.  In February 2008, the Company recorded $9.6 million of goodwill related to the purchase of the assets of SSI, as more fully described in Note 4, above.  The Company performs impairment testing in the fourth quarter of each fiscal year in accordance with SFAS 142, Goodwill and Other Intangible Assets.  No impairment resulted from the test completed in 2008.

The table below summarizes goodwill recorded by the Company at December 31, 2008 and 2007:

	2008	2007
Beginning balance, January 1……………...	$2,481	$2,481
Additions…………………………………...	9,615	--
Impairment…………………………………	--	--
Ending balance, December 31……………..	$12,096	$2,481

-F17-

8.  Accrued Liabilities

Accrued liabilities at December 31, 2008 2007 consisted of the following:

	2008	2007
Accrued salaries, wages and benefits………	$3,856	$3,620
Accrual for self-insurance liabilities……….	2,143	2,598
Other accrued expenses…………………….	2,177	1,692
	$8,176	$7,910

9.  Debt and Line of Credit

The Company has maintained a credit agreement with several participating banks since October 2004.  In July 2007, the Company restated its credit agreement with its existing lenders.  Debt under the new credit facility included the balance of the old credit facility of $3.1 million, which was paid in full in December 2007.  In addition, the terms of the credit facility provided for the Company to borrow up to $25 million under an acquisition term loan facility and up to $8.5 million under a revolving line of credit.  At the discretion of the Company’s lenders, either the acquisition term loan facility or the revolving line of credit may be increased by $25 million, of which $10 million was used in the purchase of the assets of SSI.

The revolving line of credit is subject to a borrowing base and availability on the revolving line of credit is reduced by any outstanding letters of credit.  At December 31, 2008, the Company had outstanding letters of credit of $910,000, thus reducing the balance available to the Company on the revolving line of credit to approximately $7.6 million.  The Company is subject to a monthly commitment fee on the unused portion of the revolving line of credit at a rate of 0.20% of the unused balance.  As of December 31, 2008, no amounts had been drawn under the revolving line of credit.

As referenced in Note 4 above, the Company borrowed $35 million to fund the purchase of the assets of SSI in February 2008 and amended its credit facility to reflect the borrowing.  Payments of interest are due quarterly.  Payments of principal commenced December 31, 2008 in seven equal quarterly installments of $875,000, plus an annual principal payment based on year end results, due within 120 days of year-end, with the remaining balance due September 30, 2010, as summarized in the table below.  All provisions under the credit facility mature on September 30, 2010.

Year ended:
2009	$5,909
2010	$28,216

Interest on the Company’s borrowings is based on the prime rate, less an applicable margin, or LIBOR rate, plus an applicable margin, then in effect, at the Company’s discretion.  For each prime rate loan drawn under the credit facility, interest is due quarterly at the then prime rate minus a margin that is adjusted quarterly based on total leverage ratios, as applicable.  For each LIBOR loan, interest is due at the end of each interest period at a rate of the then LIBOR rate for such period plus the LIBOR margin based on total leverage ratios, as applicable.  At December 31, 2008, interest was based on LIBOR.  The LIBOR interest rate, plus the applicable margin, at December 31, 2008 was in two tranches, with rates of 1.96% and 2.97%.

The credit facility requires the Company to maintain certain financial ratios, including net worth, fixed charge and leverage ratios, and places other restrictions on the Company as to its ability to incur additional debt, pay dividends, advance loans and other actions.  The credit facility is secured by the bank accounts, accounts receivable, inventory, equipment and other assets of the Company and its subsidiaries.  As of December 31, 2008, the Company was in compliance with all debt covenants.

-F18-

10.  Stock-Based Compensation

The Compensation Committee of the Company’s Board of Directors is responsible for the administration of the Company’s two stock incentive plans (the “LTIP” and the “2005 Plan”).  In general, the plans provide for grants of restricted stock and stock options to be issued with a per-share price equal to the fair market value of a share of common stock on the date of grant.  Option terms are specified at each grant date, but generally are 10 years.  Options generally vest over a three to five year period.  Total shares of common stock that may be delivered under the LTIP and the 2005 Plan may not exceed 2,943,946.

Restricted Stock

In 2005 the Company issued 1,035,874 shares of restricted stock under the 2005 Plan. Of these awards, 17,937 shares vested immediately and the remaining shares vest 20% in the first year and at a rate of 1/60 of total shares at each month of continuous services thereafter. In 2006, the Company exercised its option to repurchase 100,897 shares of restricted stock from individuals whose employment with the Company had terminated.

As part of the Transaction more fully described in Note 3, vesting was accelerated on 213,004 shares of restricted stock which were then sold in the May common stock offering.  Vesting was also accelerated on an additional 227,206 shares of restricted stock which had been granted to certain executives as part of the May common stock offering.  In May 2007, 26,426 shares of fully vested stock were granted to certain employees of the Company upon completion of the Transaction.  Compensation related to this grant of fully vested shares in May 2007 totaled approximately $357,000.

As part of their 2008 compensation package, the independent directors each received an equity award of either restricted stock or options with a fair value on the date of grant of $35,000.  In December 2008, three directors elected to receive stock, which is restricted from sale in total for a period of three years.  One director elected to receive options, which is also restricted from exercise for a period of three years and is included in the discussion of stock options below.  Compensation related to the grants of restricted stock totaled $105,000, expensed ratably over the three-year vesting period.

The following table summarizes the restricted stock activity under the 2005 Plan and LTIP:

	Number of Shares	Weighted Average Fair Value Per Share	Weighted Average Remaining Vesting (Years)	Aggregate Intrinsic Value
Balance, January 1, 2006…………………………...	1,017,937	$0.02
Granted…………………………………………….	--	$0.02
Vested……………………………………………….	(312,332)	$0.02
Forfeited/repurchased shares……………………….	(100,897)	$0.02
Nonvested at December 31, 2006…………………	604,708	$0.02
Granted……………………………………………..	26,426	$13.50
Vested………………………………………………	(520,142)	$0.71
Forfeited/repurchased shares………………………..	(8,969)	$0.02
Nonvested at December 31, 2007…………………..	102,023	$0.02
Granted……………………………………………...	12,042	$8.72
Vested……………………………………………….	(38,132)	$0.02
Forfeited/repurchased shares………………………..	(11,646)	$0.02
Nonvested at December 31, 2008…………………..	64,287	$1.65	1.63	$ 514

Vested at December 31, 2008 and expected to vest...	614,433	$0.77	1.31	$ 5,461

-F19-

Stock Options

In 2006 the Company issued 443,946 options under the 2005 Plan. The shares vest 20% in the first year and at a rate of 1/60 of total shares at each month of continuous service thereafter. Under FAS 123(R), the estimated fair value of these options on the date of grant was $376,000. As part of the Transaction in May 2007, 89,686 options were forfeited, 22,422 were exercised and vesting was accelerated on 165,078 options, for additional compensation costs of $140,000.

The balance of equity awards available under the 2005 Plan were combined with the adoption of the LTIP in 2007.

The following table summarizes the stock option activity under the 2005 Plan and LTIP:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006……………………..	--
Granted………………………………………………	443,959	$1.96
Exercised…………………………………………….	--	--
Forfeited……………………………………………..	--	--
Outstanding at December 31, 2006………………….	443,959	$1.96
Granted……………………………………………....	579,261	$13.79
Exercised…………………………………………….	(22,422)	$1.96
Forfeited……………………………………………...	(98,654)	$3.00
Outstanding at December 31, 2007………………….	902,144
Granted……………………………………………....	451,749	$6.48
Exercised…………………………………………….	--	--
Forfeited……………………………………………...	(25,553)	$13.65
Outstanding at December 31, 2008………………….	1,328,340	$8.35	8.73	$1,740

Vested at December 31, 2008 and expected to vest....	1,320,287	$8.35		$1,700
Exercisable at December 31, 2008…………………..	530,019	$7.53		$1,129

The Company calculates the fair value of each option on the date of grant using the Black-Scholes pricing model and the following weighted-average assumptions in each year:

	2008	2007	2006
Risk-free interest rate	2.9%	4.3%	4.7%
Expected volatility	37%	31%	32%
Expected term of options (in years)	6.0	6.0	6.5
Dividend yield	0%	0%	0%

The risk-free interest rate is based on interest rates on U.S. Treasury zero-coupon issues that match the contractual terms of the stock option grants.  The expected term represents the period in which the Company’s equity awards are expected to be outstanding.  The expected term is calculated using the “simplified method” as defined in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 107 and as permitted by Staff Accounting Bulletin 110, as the Company does not currently have sufficient information regarding historical exercise behavior to accurately estimate the expected term.  Volatility is calculated using an average of similar public companies within the Company’s industry.  The Company does not anticipate paying dividends in the future.

Compensation expense related to stock option grants totaled $1.1 million, $858,000 and $130,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

-F20-

As of December 31, 2008, there was $2.7 million of unrecognized compensation cost, net of estimated forfeitures, related to the Company’s non-vested stock options, which is expected to be recognized over a weighted average period of 2.2 years.

The table below summarizes the non-vested stock options:

	Number of Shares	Weighted Average Exercise Price Per Share
Nonvested at January 1, 2006……………………
Granted……………………………………………..	443,959	$1.96
Vested…………………………….…………………	--
Forfeited…………………………………………….	--
Nonvested at December 31, 2006………………..	443,959	$1.96
Granted……………………………………………...	579,261	$13.79
Vested……………………………………………….	(276,757)	1.96
Forfeited…………………………………………….	(98,654)	$3.00
Nonvested at December 31, 2007…………………..	647,809	$12.38
Granted……………………………………………...	451,749	$6.48
Vested……………………………………………….	(275,682)	$12.67
Forfeited…………………………………………….	(25,553)	$13.65
Nonvested at December 31, 2008………………..	798,323	$8.90

11.  Income Taxes

The following table presents the components of our consolidated income tax expense for each fiscal year ended December 31:

	Current	Deferred	Total
2008
U.S. Federal	$9,090	$(2,403)	$6,687
State and local	602	(7)	595
	$9,692	$(2,410)	$7,282

2007
U.S. Federal	$11,577	$(1,392)	$10,185
State and local	599	(606)	(7)
	$12,176	$(1,998)	$10,178

2006
U.S. Federal	$7,712	$(1,096)	$6,616
State and local	661	(237)	424
	$8,373	$(1,333)	$7,040

The Company’s income tax provision reconciles to the provision at the statutory U.S. federal income tax rate for each year ended December 31 as follows:

	2008	2007	2005
Statutory amount (computed at 35%)………..	$7,615	$9,652	$6,805
State income tax, net of federal benefit……...	385	(5)	424
Permanent differences……………………….	(86)	(101)	(70)
Other (net)…………………………………...	(632)	632	(119)
Consolidated income tax provision………….	$7,282	$10,178	$7,040
Consolidated effective tax rate………………	33.5%	36.9%	36.2% %
The Company’s deferred tax (assets) liabilities are as follows:

	December 31, 2008		December 31, 2007
	Current	Long-term	Current	Long-term
Assets related to:
Accrued liabilities………………………………………	738		376
Intangible assets…………………………………………		1,771		505
Allowance for bad debt………………………………….	280		175
Non-qualified stock options…………………………….		32		10
Other…………………………………………………….	301	21	--	21
Total assets………………………………………………	1,319	1,824	551	536

Liabilities related to:
Depreciation and amortization…………………………..		(14,098)		(14,315)
Deferred gain on sale of real estate……………………..				(149)
Other…………………………………………………….	--	(12)	--	--
Total liabilities…………………………………………..	--	(14,110)	--	(14,464)
Net deferred assets (liabilities)…………………………..	$1,319	$(12,286)	$551	$(13,928)

As reported in the balance sheet:

	December 31, 2008	December 31, 2007
As reported in the balance sheet:
Net current deferred tax assets	1,319	551
Net non-current deferred tax liabilities	(12,286)	(13,928)
Total net deferred tax liabilities:	$(10,967)	$(13,377)

In assessing the realizability of deferred tax assets at December 31, 2008, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets depends upon the generation of future taxable income during the periods in which these temporary differences become deductible. As of December 31, 2008, the Company believes that all of the deferred tax assets will be utilized and therefore has not recorded a valuation allowance.

Although the Company believes its recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore the Company’s assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. Although the Company believes that the estimates and assumptions supporting its assessments are reasonable, the final determination of tax audit settlements and any related litigation could be materially different from that which is reflected in historical income tax provisions and recorded assets and liabilities. If the Company were to settle an audit or a matter under litigation, it could have a material effect on the income tax provision, net income, or cash flows in the period or periods for which that determination is made. Any accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies.

The Company adopted FIN 48 effective January 1, 2007. Adoption of this pronouncement did not result in the recording of any uncertain tax positions. The Company does not believe that its tax positions will significantly change due to the settlement and expiration of statutes of limitations prior to December 31, 2009.

-F21-

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and in various states. With few exceptions, the Company remains subject to federal and state income tax examinations for the years of 2005, 2006, 2007 and 2008. The Company’s policy is to recognize interest and penalties related to any unrecognized tax liabilities as additional tax expense. No interest or penalties have been accrued at December 31, 2008, as the Company has not recorded any uncertain tax positions. The Company believes it has appropriate and adequate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

12.  Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents during each period. In April 2007, the Company authorized a 2.23 for one reverse split of the then Class B common shares, which became effective upon the closing of the Transaction at which time the Company’s certificate of incorporation was modified such that Class A shares were converted into preferred and Class B shares were converted into common shares. In accordance with SFAS No. 128, Earnings Per Share, the computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the common stock split.  At December 31, 2008 and 2007, 996,489 and 570,293 common stock equivalents, respectively, were not included in the diluted earnings per share calculation, as the effect of these shares would have been anti-dilutive.  No common stock equivalents were considered anti-dilutive at December 31, 2006.

In May 2007, all outstanding preferred (Class A) dividends were paid in full and these shares were redeemed and retired.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted EPS for each fiscal year ended December 31:

	2008	2007	2006
Basic EPS computation:
Numerator:
Net income…………………………………………...	$14,475	$17,399	$12,403
Preferred dividends…………………………………..	--	782	2,100
Earnings available to common stockholders………	$14,475	$16,617	$10,303

Denominator:
Weighted average shares outstanding,…………………	21,561,200	19,657,436	16,730,934
Less weighted average non-vested restricted stock …..	78,300	256,494	858,574
Total basic weighted average shares outstanding….………	21,482,900	19,400,492	15,872,360
Basic earnings per share…………………………...........	$0.67	$0.86	$0.65
Diluted EPS computation:
Total basic weighted average shares outstanding……	21,482,900	19,400,942	15,872,360
Effect of dilutive securities:
Common stock options……………………………	418,334	319,247	31,983
Restricted stock……………………………………	78,083	256,128	502,907
Total weighted average shares outstanding assuming dilution	21,979,317	19,976,317	16,407,250
Diluted earnings per share……………………………...	$0.66	$0.83	$0.63
(1)
Upon any liquidation of the Company, holders of preferred shares would have received a liquidation preference of $1,000 per share, plus 6% cumulative dividends per year. Holders were not entitled to additional payment or distribution of the earnings, assets or surplus funds of the Company upon liquidation. The shares were converted into preferred stock, redeemed and retired in May 2007. See Note 17.

13.   Enterprise Wide Disclosures

The Company is a heavy civil contractor specializing in marine construction.  The Company operates as a single segment, as each project has similar characteristics, includes similar services, has similar types of customers and is subject to the same regulatory environment.  The Company organizes and evaluates its financial information around each project when making operating decisions and assessing its overall performance.

The Company’s primary customers are governmental agencies in the United States.  The following table represents concentrations of revenue by type of customer for the years ended December 31, 2008, 2007, and 2006.

	2008	%	2007	%	2006	%
Federal……..	$29,134	11%	$37,528	18%	$43,682	24%
State………..	37,340	14%	13,489	6%	29,172	16%
Local……….	64,713	25%	69,235	33%	59,159	32%
Private………	130,615	50%	90,108	43%	51,265	28%
	$261,802	100%	$210,360	100%	$183,278	100%

Revenues generated outside the United States totaled 7.0%, 4.0% and 3.9% of total revenues for the years ended 2008, 2007, and 2006, respectively.

The Company’s long-lived assets are substantially located in the United States.

Significant customers

The following customers accounted for 10% or more of contract revenues for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Customer A	N/A	13%	15%
Customer B	N/A	12%	23%
Customer C	N/A	N/A	10%
Customer D	10%	N/A	N/A

14.  Employee Benefits

All employees except the Associate Divers and Associate Tugmasters are eligible to participate in the Company’s 401(k) Retirement Plan after completing six months of service. Each participant may contribute between 1% and 80% of eligible compensation on a pretax basis, up to the annual IRS limit. The Company matches 100% on the first 2% of eligible compensation contributed to the Plan and 50% on the next 2% of eligible compensation contributed to the Plan. Participants’ contributions are fully vested at all times. Employer matching contributions vest over a four-year period. At its discretion, the Company may make additional matching and profit-sharing contributions. During the years ended December 31, 2008, 2007 and 2006, the Company contributed $0.9 million, $0.8 million and $0.6 million, respectively, to the plan.

15.  Commitments and Contingencies

Operating Leases

In July 2005, the Company executed a sale-leaseback transaction in which it sold an office building for $2.1 million and entered into a ten year lease agreement. The Company, at its option, can extend the lease for two additional five year terms. Scheduled increases in monthly rent are included in the lease agreement.

-F22-

The sale of the office building resulted in a gain of $562,000 which has been deferred and amortized over the life of the lease. The Company recognized $54,212 in each of the years ending December 31, 2008, 2007 and 2006, respectively.  Rent expense under this agreement was $168,504, $178,100 and $164,400 for each of the years ending December 31, 2008, 2007 and 2006, respectively.

In 2005, the Company entered into a lease agreement for certain machinery and equipment under a continuing operating lease agreement. Rental expense under this lease for the years ended December 31, 2008, 2007 and 2006 was $1.4 million, $951,000 and $512,000, respectively.

The Company leases office space in Lake Charles, Louisiana and Tampa, Florida, yard space in Port Lavaca, Texas, yard and office space in Jacksonville, Florida and field office space in Ingleside, Texas, under lease terms that range from one to three years.  The Company also leases short-term field office space at its various construction sites for the duration of the projects.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2008 are as follows:
Amount
Year ended December 31,
2009…………………………………………	$2,102
2010…………………………………………	1,595
2011…………………………………………	837
2012…………………………………………	283
2013…………………………………………	176
Thereafter…………………………………...	281
$5,274

Litigation
From time to time the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business.  These actions typically seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief.  With respect to such lawsuits, the Company accrues reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated.  The Company does not believe any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on results of operations, cash flows or financial condition.

The Company was named as one of a substantial number of defendants in numerous  individual claims and lawsuits brought by the residents and landowners of New Orleans, Louisiana and surrounding areas in the United States District Court for the Eastern District of Louisiana. These suits have been classified as a subcategory of suits under the more expansive proceeding, In re Canal Breaches Consolidation Litigation, Civil Action No: 05-4182, (E.D. La,), which was instituted in late 2005. While not technically class actions, the individual claims and lawsuits are being prosecuted in a manner similar to that employed for federal class actions. The claims are based on flooding and related damage from Hurricane Katrina. In general, the claimants state that the flooding and related damage resulted from the failure of certain aspects of the levee system constructed by the Corps of Engineers, and the claimants seek recovery of alleged general and special damages. The Corps of Engineers has contracted with various private dredging companies, including us, to perform maintenance dredging of the waterways. In accordance with a decision (In re Canal Breaches Consolidation Litigation, Civil Action No: 05-4182, "Order and Reasons," March 9, 2007 (E.D. La, 2007)), we believe that we have no liability under these claims unless we deviated from our contracted scope of work on a project. In June of this year, however, the plaintiffs appealed this decision to the United States Court of Appeals for the Fifth Circuit, where the appeal is currently pending.

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16.  Other Possible Contingencies

In May 2008, the Company learned of a federal criminal investigation that related to certain contracts and contracting activities in the Jacksonville, Florida area, of, among others, the Jacksonville Port Authority and SSI.  It does not appear that the Company, or any of its subsidiaries, or their respective operations, is the focus of such investigation.  Nevertheless, investigators have secured certain documents and other materials from the Company concerning SSI’s operations and activities prior to the sale of its assets to the Company.  The Company has been further cooperating with the investigation, including responding to requests for any additional relevant documents or materials.  Based on information available to us at this time, we do not anticipate that the investigation will have any material adverse impact on the Company’s financial condition or results of operations.

17.  Stockholders’ Equity

Common Stock

Prior to May 2007, the Company had a capital structure consisting of Class A and Class B Common stock.  The Class A stock was entitled to receive cumulative dividends at the annual rate of 6 percent of the original issue price. On May 17, 2007, the Company converted all Class A stock into preferred, redeemed all Class A stock and paid all outstanding dividends totaling $5.4 million.  Upon redemption the preferred stock was retired.  The Class B common stock was converted into common stock and was subject to a 1 for 2.23 exchange of outstanding shares.  The Company has authorized 50,000,000 shares of which 21,656,719 are issued and outstanding.  Common stockholders are entitled to vote and to receive dividends if declared.

Treasury Stock

During 2006 and the first quarter of 2007, the Company repurchased 109,866 common shares that had been granted under the 2005 Plan according to the terms of the plan. The Company hired a third party consultant to provide a fair value of the common shares, which the Company used to value the repurchased shares.  The 109,866 shares in treasury were issued as part of the Transaction completed in May 2007.  The Company’s board of directors resolved in July 2007 to retire the 16,053,816 shares redeemed in the May Transaction (See Note 3).

In July 2008, 11,646 shares of non-vested restricted stock were forfeited.  Pursuant to the Company’s 2005 Stock Plan, the Company exercised its right to repurchase these shares at the price of $0.02 per share.  These shares are recorded as common shares held in treasury on the Company’s balance sheet at December 31, 2008.

18.  Related Party Transaction

The Company had a management services agreement with one of its former stockholders until the end of 2006. During the year ended December 31, 2006, the annual commitment under this agreement was $300,000. The agreement was amended in 2006, which eliminated the annual commitment under the agreement. The management fee expense is included in general and administrative expenses in the accompanying consolidated statement of income. This agreement was terminated upon the closing of the Transaction, as more fully described in Note 3.

The Company rented and purchased various pieces of construction equipment from a party considered to be related until July 31, 2007.  Through July 31, 2007, related party rental expense was $546,000 and was $625,000 and $300,000 in the years ended December 31, 2006 and 2005, respectively.  Through July 31, 2007, $17,000 of equipment was purchased from this former related party and during 2006, $1.6 million of assets were purchased.

19.  Guarantor Subsidiaries

The Company filed a registration statement on Form S−3 which, when such registration statement becomes effective, will register certain securities described therein, including debt securities which may be guaranteed by certain of the Company’s subsidiaries and are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. Orion Marine Group, Inc., as the parent company, has no independent assets or operations. The Company contemplates that if it offers guaranteed debt securities pursuant to the registration statement, all guarantees will be full and unconditional and joint and several, and any subsidiaries of the Company other than the subsidiary guarantors will be minor. In addition, there are no restrictions on the ability of Orion Marine Group, Inc.  to obtain funds from its subsidiaries by dividend or loan. Finally, there are no restricted assets in any subsidiaries.

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